Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION
Contact:	Robert L.G. White President and CEO Phone: 908/206-3700

BREEZE-EASTERN REPORTS FISCAL 2010
FIRST QUARTER RESULTS
Union, New Jersey — July 23, 2009 — Breeze-Eastern Corporation (NYSE Amex: BZC) today reported that net income for the 2010 fiscal first quarter was $358 thousand versus $765 thousand in the same prior year period, a decrease of 53% or $.04 per diluted share compared to $.08 in the same period last year. Operating income for the first quarter of fiscal 2010 decreased 43% to $1.0 million from $1.8 million for the first quarter of fiscal 2009. Sales of $13.4 million in the first fiscal quarter of 2010 represented a decrease of 4% compared to the $14.0 million in the same period in the prior year. Adjusted EBITDA, as described under “Non-GAAP Financial Measures” in this press release, for the first quarter of fiscal 2010 decreased 34% to $1.4 million from $2.1 million in the same prior year period. New orders received during the 2010 fiscal first quarter were $15.6 million compared to $23.0 million in the 2009 fiscal first quarter. The Company’s book-to-bill ratio for the fiscal 2010 first quarter was 1.2 compared with 1.6 for last year’s fiscal first quarter.
Robert L. G. White, President and Chief Executive Officer of the Company, said, “The decrease in sales in the first quarter of fiscal 2010 compared to the same period last year was principally due to delays in the receipt of customer orders that the Company expected to process and ship in the quarter. The decrease in operating income and Adjusted EBITDA for the first fiscal quarter of 2010 was attributable to several factors, including a decrease in overall sales volume, and lower gross profit in both new production and overhaul and repair. We reported a gross margin in the quarter of 39%, versus 43% for the same period last year. The lower overall gross margin for the quarter was due to a lower overall total sales volume along with an unfavorable mix of cargo hook new production and hoist and winch overhaul and repair shipments.”
Mr. White continued, “For the 2010 fiscal first quarter, our general, administrative and selling expenses were essentially equal to those in the prior year period. Our debt, net of cash on hand at June 28, 2009, was $18.3 million, a decrease of $0.4 million from the end of fiscal 2009. The decrease was muted somewhat by a build up of inventory levels due to the order delays mentioned above. Working capital decreased to $31.9 million in the first quarter of fiscal 2010 from $32.3 million in the fiscal fourth quarter of 2009. The Company also experienced a decrease in interest expense of $0.2 million in the 2010 fiscal first quarter versus the same period last year, which was attributable to the placement of a new senior credit facility during the second quarter of fiscal 2009 and lower debt levels. The backlog of $133.3 million at the end of
700 Liberty Avenue • Union • New Jersey 07083
Tel. 908.686.4000 • Fax 908.686.7485 • www.breeze-eastern.com

Breeze-Eastern Corporation — July 23, 2009
First Quarter Earnings Release	Page 2 of 5

the first fiscal quarter of 2010 reflects an increase of $2.3 million from $131.0 million at the end of fiscal 2009 as we continue to have a book-to-bill ratio in excess of 1.0.”
Outlook
Mr. White stated, “At the end of fiscal 2009 we saw, for the first time, some indications that the global economic slowdown was beginning to affect our markets as certain customers have requested extensions of delivery dates for certain products and have also asked for extended payment terms. Since then we have seen some resetting of priorities that will affect shipments of certain of our products. For example, the Future Combat Systems Program for which we were developing new equipment was terminated. While we expect that the termination of this program will have a relatively minor impact on our fiscal 2010 operating results, this action by the U.S. Government is contributing to a degree of uncertainty.”
Mr. White concluded, “The cost reduction program initiated at the end of fiscal 2009 was further enhanced by workforce reductions during the fiscal 2010 first quarter. First quarter results included a charge of $0.3 million related to these reductions, but we anticipate over $1 million of cost savings by the end of fiscal 2010. These actions were taken to position the Company to address any further indications of a slowdown while still maintaining a staffing level necessary to handle the work load. We expect sales levels in fiscal 2010 to be slightly higher than fiscal 2009 with an attendant slight increase in Adjusted EBITDA. In recent fiscal years, our revenues in the second half of the fiscal year have generally exceeded revenues in the first half. We anticipate that this trend will continue in fiscal 2010. As previously announced, we expect to initiate a relocation to a more efficient facility in Whippany, N.J. during the third quarter, and complete it in the fourth quarter, of fiscal 2010 that is better suited to our current and expected needs. While the relocation will require a cash outlay of approximately $5 million to fit out the new facility, we expect to continue our debt reduction program with a targeted principal reduction in the area of $5 million to $6 million in fiscal 2010.”
Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The Company, which employs approximately 180 people at its facility in Union, New Jersey, reported sales of $75.4 million in the fiscal year ended March 31, 2009.
Non—GAAP Financial Measures
In addition to disclosing financial results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company also discloses operating income (gross profit less general, administrative and selling expenses) and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, interest and other income/expense, gain on sale of facility, loss on extinguishment of debt, and relocation expense). These are presented as supplemental measures of performance. The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and price potential acquisition candidates. The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents

Breeze-Eastern Corporation — July 23, 2009
First Quarter Earnings Release	Page 3 of 5

Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance to formulate investment decisions.
Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation, competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; interest rate trends; a decrease in the United States government defense spending, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States government or other customers; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2009.
The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

Breeze-Eastern Corporation — July 23, 2009
First Quarter Earnings Release	Page 4 of 5

BREEZE-EASTERN CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands of Dollars Except Share Data)

	Three Months Ended
	6/28/09	6/29/08

Net sales	$13,362	$3,968
Cost of sales	8,128	7,946

Gross profit	5,234	6,022

General, administrative and selling expenses	4,210	4,227
Relocation expense	138	—
Interest expense	208	439
Other expense-net	61	37

Income before income taxes	617	1,319

Provision for income taxes	259	554

Net income	$358	$765

Basic earnings per share:
Net income	$0.04	$0.08

Diluted earnings per share:
Net income	$0.04	$0.08

Weighted average basic shares	9,365,000	9,340,000
Weighted average diluted shares	9,382,000	9,409,000
BALANCE SHEET INFORMATION

	6/28/09	3/31/09

Current assets	$49,266	$49,905
Property — net	4,981	3,859
Other assets	22,316	22,941

Total assets	$76,563	$76,705

Current portion of long-term debt and short term borrowings	$3,286	$3,286
Other current liabilities	14,053	14,297

Total current liabilities	17,339	17,583
Long-term debt	17,250	18,071
Other non-current liabilities	8,113	7,724
Stockholders’ equity	33,861	33,327

Total liabilities and stockholders’ equity	$76,563	$76,705

Breeze-Eastern Corporation — July 23, 2009
First Quarter Earnings Release	Page 5 of 5

Reconciliation of Reported Income to Adjusted EBITDA

	Three Months Ended
	6/28/09	6/29/08

Net sales	$13,362	$13,968
Cost of sales	8,128	7,946

Gross Profit	5,234	6,022

General, administrative and selling expenses	4,210	4,227

Operating income	1,024	1,795

Add back: depreciation and amortization	385	328

Adjusted EBITDA	$1,409	$2,123

Net income	$358	$765
Provision for income taxes	259	554
Depreciation and amortization	385	328
Relocation expense	138	—
Interest expense	208	439
Other expense-net	61	37

Adjusted EBITDA	$1,409	$2,123

#####